Exhibit 10.2 - Executive Officer Reappointment

       On April 2, 2008, the Board of Directors of our Bank, upon the recommendation of its Executive Officer Compensation Committee, approved the reassignment of Frank Basirico, Jr. to Chief Administrative Officer effective June 1, 2008. Mr. Basirico served as Chief Administrative Officer until January 15, 2008 when he assumed the position of Chief Credit Officer, which position he will hold until June 1, 2008. Mr. Basirico had previously served as Chief Administrative Officer from February 23, 2006 to January 15, 2008. Mr. Basirico's compensation has not changed as a result of the reassignment.

       Mr. Basirico's background and compensation have been previously filed and can be located at our Form 8-K filed on February 16, 2006, our Form 10-K at
Exhibit 10.39 filed on March 31, 2006 and our Form 10-K at Exhibit 10.7 filed on March 17, 2008. These filings are incorporated herein.